Exhibit 99.1

G&K Services Reports Fiscal 2010 First Quarter Results

Company Executing New Game Plan;
Continues to Generate Solid Free Cash Flow

MINNEAPOLIS--(BUSINESS WIRE)--October 27, 2009--G&K Services, Inc. (NASDAQ: GKSR), today reported first quarter fiscal 2010 revenue of $208.1 million, which compares to revenue of $245.2 million in the prior-year period. The company reported first quarter net earnings of $0.18 per diluted share, compared to $0.08 per diluted share in the prior year. Current year earnings included severance and other costs associated with staff reductions in the company’s corporate headquarters, divestiture activity and eliminating the company’s former regional office structure, which totaled approximately $0.04 per diluted share. Prior-year first quarter earnings included cost reduction actions and the establishment of, or increase to, reserves for certain environmental and compensation matters, which totaled approximately $0.42 per diluted share.

“We’re moving aggressively to improve results by executing our new game plan,” said Douglas A. Milroy, G&K’s chief executive officer. “The team has embraced our new direction and we’re running the company differently. Foremost, we’re redoubling our focus on customer service. At the same time, we’re increasing our cost management focus. During the first quarter we significantly reduced corporate staffing, streamlined our U.S. rental operations and closed several regional administrative offices. These actions are consistent with reshaping G&K to move activities and resources closer to our customers and run lean. Additionally, as part of our new game plan, we also continue to address underperforming locations. Recently, we divested two small non-core businesses and restructured other locations to improve our overall level of profitability. We’re encouraged by the progress we’re making against our plan.”

Income Statement Review

First quarter revenue from rental operations decreased to $195.7 million, down from $229.1 million in the prior-year period. The company’s rental organic growth rate was negative 14.0 percent in the quarter, and reflects continued deterioration in customer employment levels, increased customer financial difficulties, lower pricing and decreased new account sales. For the quarter, direct sale revenue was also lower than the prior-year period, due to continued weak economic conditions and the non-renewal of one large customer.

First quarter adjusted earnings of $0.22 per diluted share compare to adjusted earnings of $0.50 per diluted share in the prior-year period. Current year adjusted earnings were driven by a reduction in production, selling and administrative expenses as a result of lower staffing levels, efficient utilization of merchandise and lower energy costs. These earnings improvements were offset by a reduction in fixed cost absorption due to lower rental and direct sale revenue. Current year earnings also benefited slightly from a lower effective tax rate and a small reduction in share count, which were partially offset by a slight increase in interest expense.

Financial Strength

The company’s balance sheet remains strong. As of September 26, 2009, the company had total borrowings of $226.1 million and a debt to capitalization ratio of 33.6 percent. As previously disclosed during the quarter the company completed a new three-year $300.0 million credit facility with a syndicate of strong banking institutions. This new credit facility maintains the company’s solid liquidity position and increases its financial flexibility.

The company continued to generate strong cash flow from operations and has reduced its debt, net of cash, by $61.9 million during the past year. Cash provided by operating activities for the quarter was $10.2 million, driven by solid working capital management. For the quarter, free cash flow, defined as cash flow from operations less capital expenditures, was $6.7 million.

Outlook

The company expects second quarter revenue to be consistent with first quarter revenue. Second quarter operating income margin and earnings per diluted share are expected to improve slightly from first quarter results primarily due to recent staffing reductions at the company’s corporate and regional offices and location specific profitability actions.

As previously disclosed, the company does not provide a specific quarterly range for anticipated revenue or earnings due primarily to prolonged difficult economic and employment conditions and numerous operating changes currently being executed as part of the company’s new game plan.

Conference Call Information

The company will host a conference call today at 10:00 a.m. (CDT) to discuss its financial results and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through November 27, 2009.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2009.

About G&K Services, Inc.

G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 8,500 employees serving approximately 175,000 customers from over 170 facilities in North America and Europe. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures

The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude non-cash impairment and certain other charges, may provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain costs that impact comparability of the results. A reconciliation of first quarter earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis are presented in the table below:

	Three Months Ended September 26, 2009			Three Months Ended September 27, 2008
(U.S. Dollars, in thousands, except per share data)	Operating Income	Net Income	Earnings Per Share	Operating Income	Net Income	Earnings Per Share
As reported	$9,846	$3,268	$0.18	$9,429	$1,458	$0.08
Add: Cost reduction activities and reserves for certain matters	1,082	668	0.04	10,358	7,838	0.42
As Adjusted	$10,928	$3,936	$0.22	$19,787	$9,296	$0.50

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended
	September 26,	September 27,
(U.S. Dollars, in thousands, except per share data)	2009	2008

REVENUES
Rental operations	$195,666	$229,133
Direct sales	12,465	16,103
Total revenues	208,131	245,236

OPERATING EXPENSES
Cost of rental operations	138,430	161,832
Cost of direct sales	9,405	12,084
Selling and administrative	50,450	61,891
Total operating expenses	198,285	235,807
INCOME FROM OPERATIONS	9,846	9,429
Interest expense	3,711	3,597
INCOME BEFORE INCOME TAXES	6,135	5,832
Provision for income taxes	2,867	4,374
NET INCOME	$3,268	$1,458
Basic weighted average number of shares outstanding	18,223	18,662
BASIC EARNINGS PER COMMON SHARE	$0.18	$0.08
Diluted weighted average number of shares outstanding	18,269	18,793
DILUTED EARNINGS PER COMMON SHARE	$0.18	$0.08

Dividends per share	$0.075	$0.070

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	September 26,	June 27,
	2009	2009
(U.S. dollars, in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$9,419	$13,136
Accounts receivable, net	83,065	85,209
Inventories, net	131,747	135,492
Other current assets	23,117	21,241
Total current assets	247,348	255,078

Property, Plant and Equipment, net	212,507	216,736
Goodwill	323,329	319,942
Other Assets	62,920	59,412
Total assets	$846,104	$851,168

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$25,915	$29,134
Accrued expenses	73,068	79,010
Deferred income taxes	3,606	3,414
Current maturities of long-term debt	7,541	7,744
Total current liabilities	110,130	119,302

Long-Term Debt, net of Current Maturities	218,552	224,781
Deferred Income Taxes	1,968	1,893
Accrued Income Taxes – Long Term	12,022	12,016
Other Noncurrent Liabilities	56,573	55,820
Stockholders' Equity	446,859	437,356
Total liabilities and stockholders’ equity	$846,104	$851,168

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	For the Three Months Ended
	September 26,	September 27,
(U.S. dollars, in thousands)	2009	2008

Operating Activities:
Net income	$3,268	$1,458
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	10,243	11,422
Other adjustments	873	2,177
Changes in current operating items	(4,394)	(6,092)
Other assets and liabilities	226	2,744
Net cash provided by operating activities	10,216	11,709
Investing Activities:
Property, plant and equipment additions, net	(3,520)	(6,420)
Divestitures of business assets, net	1,402	14
Net cash used for investing activities	(2,118)	(6,406)
Financing Activities:
Payments of long-term debt	(7,238)	(7,141)
(Payments of)/ Proceeds from revolving credit facilities, net	(2,967)	18,500
Cash dividends paid	(1,385)	(1,328)
Net issuance of common stock, primarily under stock option plans	-	207
Purchase of common stock	(363)	(6,776)
Net cash (used)/provided by financing activities	(11,953)	3,462
(Decrease)/Increase in Cash and Cash Equivalents	(3,855)	8,765
Effect of Exchange Rates on Cash	138	(298)

Cash and Cash Equivalents:
Beginning of period	13,136	12,651
End of period	$9,419	$21,118

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Executive Vice President and Chief Financial Officer
or
Shayn R. Carlson, 952-912-5500
Director of Investor Relations